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                                                                     EXHIBIT 5.1


June 12, 1996


ISIS PHARMACEUTICALS, INC.
2292 Faraday Avenue
Carlsbad, CA  92008

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Isis Pharmaceuticals, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 2,200,000 shares of the Company's Common Stock, $.001 par value pursuant to its 1989 Stock Option Plan (the "1989 Plan") and up to 100,000 shares of the Company's Common Stock, $.001 par value, pursuant to its 1992 Non-Employee Directors' Stock Option Plan (the "1992 Plan") (collectively referred to herein as the "Shares").

In connection with this opinion, we have examined the 1989 Plan, the 1992 Plan, the Registration Statement, your Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 1989 Plan, the 1992 Plan and the Registration Statement, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD CASTRO
HUDDLESON & TATUM


By:  /s/ D. BRADLEY PECK
   _____________________________
         D. Bradley Peck